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                                                                   EXHIBIT 99.1



                               For:      Marks Bros. Jewelers, Inc.

                               Contact:  John R. Desjardins
                                         Executive Vice President
                                         Finance and Administration
                                         312/782-6800 Ext. 151

FOR IMMEDIATE RELEASE                    Christine DiSanto/Caroline Eustace/
---------------------                    Bernadette Maglione
                                         Media Contact: Stacy Berns/Jeff Siegel
                                         Morgen-Walke Associates
                                         212/850-5600


                   MARKS BROS. JEWELERS, INC. CHANGES NAME TO
                           WHITEHALL JEWELLERS, INC.
                            -NEW STOCK SYMBOL WHJI -

     Chicago, IL, January 20, 1999--Marks Bros. Jewelers, Inc. (Nasdaq:MBJI) announced today that it has formally changed its name to Whitehall Jewellers, Inc. (Nasdaq:WHJI). The Company's stock will now trade on Nasdaq under the symbol "WHJI".

     Hugh Patinkin, Chairman and Chief Executive Officer, stated, "The decision to change our name to Whitehall Jewellers aligns our corporate name with that of our principal retail brand. As we continue to expand our successful Whitehall store concept, we believe this change will unify our identity among our consumers and the investment community. We are looking forward to continuing our store expansion efforts. We plan to open at least 35 stores in 1999."

     Whitehall Jewellers, Inc. (formerly Marks Bros. Jewelers, Inc.) is a leading national specialty retailer of fine jewelry, currently operating 250 stores in 28 states. The Company operates stores in regional and superregional shopping malls under the names Whitehall Co. Jewellers, Lundstrom Jewelers and Marks Bros. Jewelers.

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All statements, trend analysis and other information contained in this report relative to markets for the Company's products and trends in the Company's operation or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect,", "intend" and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, among other things: (1) the extent and results of the Company's store expansion strategy; (2) the seasonality of the Company's business; (3) economic conditions, the retail sales environment and the Company's ability to execute its business strategy and the related effects on comparable store sales and other results; (4) the success of the Company's marketing and promotional programs; (5) the extent to which the Company is able to retain and attract key personnel; (6) competition; (7) the availability and cost of consumer credit; (8) relationships with suppliers; (9) the Company's leverage; (10) fluctuations in gem and gold prices; (11) the efficient and successful integration of the Jewel Box locations and assets into the Company's existing operations (12) regulation; (13) timely "Year 2000" compliance by the Company and third party suppliers and service providers; (14) the Company's ability to maintain adequate information systems capacity and infrastructure; and (15) the risk factors listed from time to time in the Company's filings with the Securities and Exchange Commission.

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